Exhibit 19.1

Insider Trading Policy Updated August 2024

IMAX CORPORATION
Insider Trading Policy
1.Purpose

The securities laws of the United States and Canada prohibit “insider trading” and impose restrictions on trading in securities while in possession of material non-public information. The guidelines described in this Insider Trading Policy (the “Policy”) have been developed to assist IMAX Corporation (the “Company”), its subsidiaries, affiliates and certain persons who are aware of Material Non-Public Information (as defined herein) about a company in avoiding the risk of violating U.S. and Canadian securities laws. This Policy applies to Covered Individuals (as defined herein) as well as all other individuals connected to the Company or any of its subsidiaries or who receive or are exposed to Material Non-Public Information about the Company. This Policy does not replace each individual’s personal responsibility to comply with all applicable laws regarding insider trading.

2.Certain Defined Terms
“Common Shares” means common shares of the Company.
“Company Insiders” means the Company’s directors and Executive Officers, as such terms are used in the Company’s proxy statement.
“Covered Individuals” means (i) Company Insiders, (ii) the Company’s full-time employees, part-time employees, temporary employees, contractors and consultants who may have access to Material Non-Public Information concerning the Company and/or third parties conducting business with the Company, and certain other individuals who have agreed to be subject to this Policy, (iii) Family Members of individuals covered under (i) and (ii) herein, and (iv) any person whom the Company may designate as a Covered Individual because he or she has access to Material Non-Public Information concerning the Company.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Family Members” means a spouse, anyone else who lives in the Covered Individual’s household, and any family members who do not live in the Covered Individual’s household but whose transactions in Securities are directed by such Covered Individual or are subject to such Covered Individual’s influence or control.
“Material Information” means any information that:
•is likely or could reasonably be expected to affect the market price or value of securities;
•a reasonable investor could consider important in deciding to buy, sell or hold securities; or
•when publicly disclosed, would be expected to significantly alter the total mix of information in the marketplace about a company.

Material Information is not limited to historical facts, and may also include projections and forecasts. Information that may be material with respect to the Company includes, but is not limited to:
•The Company’s financial results, financial condition and/or prospects;
•Major new Company contracts or the loss of major Company contracts;
•Significant changes in the Company’s business in general;
•Significant pending or proposed strategic transactions, including mergers, acquisitions, reorganizations, dispositions of assets, joint ventures or other changes in corporate structure, even if preliminary in nature;
•Development of a significant new product, service, technology or line of business;
•Significant litigation developments;
•Government agency investigations;
•Significant increases or decreases in the amount of outstanding Securities or indebtedness or other changes in the capital structure or credit arrangements of the Company;
•Significant changes to the Company’s credit rating;
•Significant transactions with Company Insiders or principal security holders;
•Significant changes in the Company’s management or the board of directors;
•Impending bankruptcy or financial liquidity problems of the Company or one of its subsidiaries or significant business partners;
•Statements by stock market analysts regarding the Company and/or Securities; and
•Cybersecurity risks and incidents, including vulnerabilities and breaches.
“Material Non-Public Information” means any Material Information that is not available to the general public. Material Information has been generally disclosed if it has been disseminated in a manner calculated to effectively reach the marketplace and public investors have been given a reasonable amount of time to analyze the information. For example, information is considered public after it has become available through a public filing with the U.S. Securities and Exchange Commission (the “SEC”) or another relevant government agency, or, in certain circumstances, on the Company’s official website or through major newswire services, national news services, financial news services or a publication of general circulation. The circulation of rumors, even if accurate and reported in the media, generally does not constitute effective public dissemination.
“Reporting Persons” means Covered Individuals subject to Section 13 and Section 16 of the Exchange Act.
“Securities” means Common Shares, restricted share units, performance-based stock units, options to purchase Common Shares, and any other types of securities that the Company has issued or may issue, such as preferred shares, convertible debentures, notes, bonds and exchange-traded options or other derivative securities.

3.Restrictions Applicable to All Covered Individuals

(a)General Prohibition on Insider Trading

In the normal course of their duties, Covered Individuals may receive Material Non-Public Information. Except as otherwise specified below, Covered Individuals shall not, directly or indirectly, engage in any transactions involving any Securities while in possession of Material Non-Public Information of the Company. Covered Individuals may not engage in a transaction involving Securities until 24 hours following public disclosure of such information. Transactions in Securities include but are not limited to:

•Purchasing and/or selling Securities;
•Influencing or controlling others to trade in Securities;
•Advising, “tipping” (as described in Section 5 below), recommending or otherwise assisting third parties in trading in Securities;
•Donating Securities to charitable organizations; or
•Gifting or transferring Securities to family trusts and other estate planning transactions.

Except in the case of excluded transactions (see Section 3(c) below), the prohibition on insider trading applies even if the transaction was planned before learning of the Material Non-Public Information. This Policy also applies to transactions effected through independent retirement accounts, brokerage accounts, trusts and other entities controlled by individuals subject to this Policy.

This prohibition is in addition to the specific trading restrictions identified in Section 4 below and applies even if it will result in negative consequences to the individual, such as the loss of money or the forgoing of gains.

In addition, Material Non-Public Information and any other sensitive information about the Company and its subsidiaries and affiliates, including their plans and prospects, are assets of the Company and must not be used or disclosed to those outside the Company (except through approved Company channels or on a need-to-know basis in the necessary course of business) before the Company generally discloses such information to the public. Material Non-Public Information should not be discussed in public places or disclosed in online chat rooms, through social media platforms or in responding to or commenting on market rumors, except as may be required by an individual’s job duties. Material Non-Public Information also should not be shared with anyone, including Family Members, close friends or other individuals with whom you have a pattern of sharing confidences (see Section 5 – “Tipping and Confidentiality” below). If you have any questions regarding the use of such channels, whether disclosure can be made on a need-to-know basis in the necessary course of business, or whether information is Material Non-Public Information, you should discuss with the Chief Legal Officer or the Deputy General Counsel and Corporate Secretary prior to any disclosure or trade.

(b)Material Non-Public Information Regarding Other Companies
Covered Individuals shall not, directly or indirectly, engage in any transactions involving another company’s securities while in possession of Material Non-Public Information concerning that company when such information is obtained in the course of employment or association with the Company.
Civil and criminal penalties and termination of employment may result from trading while in possession of Material Non-Public Information regarding the Company’s actual or potential business partners. All Covered Individuals should treat Material Non-Public Information about the Company’s actual or potential business partners with the same care required of information related directly to the Company.
(c)Excluded Transactions

This Policy does not apply to the withholding of Common Shares by the Company to satisfy any applicable tax withholding in connection with equity awards granted pursuant to the Second Amended and Restated Long-Term Incentive Plan, as may be amended from time to time, or the Amended and Restated Stock Option Plan. This Policy also does not apply to any transactions made pursuant to a valid pre-existing written plan, contract, instruction or arrangement under the Exchange Act, entered into when the Covered Individual did not have Material Non-Public Information and entered into outside of the blackout periods described below in Section 4(a).

(d)Pre-Clearance of Trades

All contemplated purchases, sales, gifts, contributions to a trust, loans or other transfers of or transactions in Securities by Reporting Persons must be pre-cleared by either the Chief Legal Officer or the Deputy General Counsel and Corporate Secretary. All trades approved under this subsection must be exercised within the trading window of the approval date (the “Approval Period”). However, even if pre-clearance is obtained, if the Reporting Person comes into possession of Material Non-Public Information before trading, the Reporting Person may not trade. Trades not exercised within the Approval Period require new approval from the Chief Legal Officer or the Deputy General Counsel and Corporate Secretary.

4.Additional Restrictions on Trading the Company’s Securities

The restrictions described in this section apply to all transactions in Securities by Covered Individuals.

(a)Blackout Periods
Covered Individuals are not permitted to purchase and/or sell Securities during a “blackout” period.

•The Company has determined that its quarterly and year-end earnings information is material and, as a result, it has instituted a formal “earnings blackout” period policy. Earnings blackout periods are periods of time surrounding the preparation and announcement of the Company’s earnings results and other material announcements by the Company.

oThe earnings blackout periods begin 14 days before the end of each fiscal quarter (i.e., December 18, March 18, June 17 and September 17) and end twenty-four (24) hours after the release of the Company’s earnings results for the given quarter or year-end are made public. For example, if IMAX’s third quarter earnings were to be released at 7:00 a.m. on October 20th, the relevant blackout period would commence on September 17th and end at 7:00 a.m. on October 21st.

•From time to time, the Company may also require all or certain Covered Individuals to refrain from engaging in transactions in Securities for a specified period of time due to the Company’s possession of Material Non-Public Information. Covered Individuals are not permitted to trade until twenty-four (24) hours after the disclosure by the Company of Material Information by a public filing with a government agency or one of the other methods described in the “Material Non-Public Information” definition above. The 24-hour waiting period is designed to allow the market to assimilate the Material Information before Covered Individuals are permitted to trade. These trading freezes will vary in length and will be expressly communicated to all Covered Individuals. The failure to designate certain individuals as being subject to a particular trading freeze does not relieve the Covered Individuals of their obligation not to trade while in possession of Material Non-Public Information.

The exercise of a stock option during a blackout period or trading freeze through a cash exercise or net settled exercise is permitted under this Policy because the exercise price of a stock option is fixed at the time of grant and does not fluctuate with the market or require a sale of any Common Shares into the market. However, the exercise of a stock option during a blackout period or trading freeze through a broker-assisted cashless exercise is not permitted under this Policy because it involves the sale of Common Shares into the market, whether to fund the exercise price of the option or the option holder’s tax obligations. The sale of any Common Shares received by a Covered Individual in connection with the exercise of a stock option may not be completed until the relevant “blackout” period or trading freeze has ended. Similarly, other forms of equity may vest during blackout periods or trading freezes, but the Common Shares underlying those awards may not be sold.
(b)Avoidance of Speculation

The following additional restrictions apply to all Covered Individuals:

•The purchase or other acquisition of Securities must be for the purpose of investment, not short-term speculation.

•Short-selling of Securities is prohibited under this Policy and under Section 16(b) of the Exchange Act.

•Holding Securities in a margin account or pledging Securities as collateral for a loan is prohibited.

•Hedging ownership of Securities, including trading in publicly-traded options, puts, calls or other derivative instruments that are designed to hedge or offset decreases or increases in the value of the Securities (including, without limitation, prepaid variable forward contracts, equity swaps, collars and exchange funds) is prohibited.

•Trading in securities of significant licensees, partners or other corporations with which the Company is in negotiations is prohibited without the prior consent of the Chief Legal Officer or the Deputy General Counsel and Corporate Secretary.
In addition, from time to time, the Company may determine that other types of transactions in Securities shall be prohibited or shall be permitted only with the prior written consent of the Chief Legal Counsel or the Deputy General Counsel and Corporate Secretary.
5.Tipping and Confidentiality

You may not disclose Material Non-Public Information about the Company or make any recommendations or express opinions on the basis of Material Non-Public Information as to trading in Securities (or any other company or its securities to the extent such information is acquired in the course of employment with, or in association, with the Company) to any third party, including Family Members, other than on a need-to-know basis in the necessary course of business. If that third party trades in Securities, the individual who communicated the information (as well as the third party) may be personally liable for violation of securities laws. This practice, known as “tipping,” can result in the same civil and criminal penalties that apply to insider trading, whether or not the individual personally derives any benefit from the third party’s actions. The prohibition includes giving trading advice without actually disclosing Material Non-Public Information (such as a general statement that “I would sell now if I were you, but I can’t tell you why”).

If an individual makes an unintentional disclosure of Material Non-Public Information, he or she should immediately advise the Chief Legal Officer or the Deputy General Counsel and Corporate Secretary.

6.Hindsight

Any Securities transaction that becomes subject to scrutiny will be analyzed after-the-fact with the benefit of hindsight. Consequently, before engaging in any transaction, Covered Individuals should carefully consider how regulators and others might view the transaction looking backwards in time. Even the appearance of an improper transaction should be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

7.Potential Penalties for Violations of Insider Trading Laws

The seriousness of insider trading is reflected in the severity of the penalties that it carries. Individuals found liable for insider trading may be subject to penalties and sanctions that include disgorging any profits gained or loss avoided, up to 20 years in prison, criminal fines of up to $5 million, and civil penalties of up to three times the profit gained or loss avoided, whether by the insider or a third party, as a result of the insider’s violation, and/or civil enforcement injunctions by the SEC or Ontario Securities Commission. The consequences to the Company from violations of insider trading may include criminal penalties up to $25 million and civil penalties of up to $1 million, or three times the profit gained or loss avoided as a result of the trader’s violation.

In addition, Covered Individuals who violate this Policy may also be subject to disciplinary action by the Company, which may include immediate termination of employment or other relationship with the Company for cause.
This Policy is designed to reduce the risk of an insider trading violation, but compliance with this Policy is not an assurance against the occurrence of an insider trading violation, and Covered Individuals are responsible for ensuring that their transactions comply with all applicable laws regarding insider trading.
You must notify the Chief Legal Officer or the Deputy General Counsel and Corporate Secretary if you become aware of a breach of this Policy.

8.Post-Trade Reporting

Reporting Persons have obligations under U.S. and Canadian securities laws (and potentially under Hong Kong securities laws) to report their transactions in Securities in a timely manner. Officers and directors designated as Reporting Persons are aware of their status as such and will be advised of this designation by the Chief Legal Officer from time to time. The Company will assist Reporting Persons with the preparation and filing of relevant reports. Therefore, immediately following a transaction by a Reporting Person which has received the pre-clearance referred to in Section 3(d) above, information concerning the transaction such as the date of the transaction, quantity, price and broker-dealer through which the transaction was effected must be reported to the Company’s Equity Plan Manager to permit preparation and filing of the required reports. The failure to file these reports on a timely basis may lead to the imposition of fines as well as a requirement that the Company disclose the names of late filers in its Proxy Statement. The Reporting Person will be responsible for the payment of late filing fees where information concerning the transaction has not been provided on a timely basis.

9.Applicability of Policy to Former Employees

Subject to any additional terms, conditions or restrictions that may be set forth in an agreement between the Company and the Covered Individual, Covered Individuals who have departed from the Company or any of its subsidiaries are expected to comply with the terms of this Policy until the latest of (i) 60 days following their departure, (ii) the first open trading window period after their departure, (iii) twenty-four (24) hours after the public disclosure of Material Non-Public Information known to the Covered Individual, or (iv) such time as any Material Information known to the Covered Individual is no longer material.
Reporting Persons
    In addition, Reporting Persons who have departed from the Company or any of its subsidiaries are subject to the following obligations:
•Section 16 Obligations: A former Reporting Person continues to have Section 16 reporting obligations and remains subject to short-swing liability for non-exempt transactions made after departure if the transaction occurs within six months of a non-exempt, opposite-way transaction that the Reporting Person effected before leaving the Company. A former Repoting Person must report such post-departure transactions on Form 4 and will be liable for any resulting short-swing profits.

•Rule 144 Obligations: A former Reporting Person who is deemed to be an “affiliate” of the Company remains subject to Rule 144 of the Securities Act of 1933, as amended, for three months following his or her departure. An affiliate is a person controlling, controlled by or under common control with the Company. For example, an executive officer, a director or a large shareholder is deemed to be an affiliate of the Company. Rule 144 requires affiliates to satisfy a number of requirements when entering into a transaction, including providing notice of a sale, and also imposes volume limitations and manner of sale restrictions. Brokerage firms generally assist their clients with Rule 144 compliance, so a Reporting Person who has departed the Company within the previous three months should contact his or her brokerage firm to ensure compliance with the Rule 144 requirements.